Alastair Clemow

695 Lawrenceville Road, Princeton, NJ 08540

Mr. John Andrews

Chief Executive Officer

Applied UV, Inc.

150 North Macquesten Parkway

Mount Vernon, NY 10550

Dear John:

This letter is to inform you that, effective immediately, I am resigning my position as Director of Applied UV due to material disagreements with the Company's Founder.

I will you all the best for the future.

Yours sincerely,

/s/ Alastair Clemow

Alastair Clemow

c.c. Joel Kanter Jeffrey Wofford Board of Directors